Exhibit 99.1

Contact: Lauri Wilks 704-455-3239 —For Immediate Release –

Speedway Motorsports Reports Results For The Three and Six Months Ended June 30, 2007

and Reaffirms Full Year 2007 Guidance

CONCORD, NC (August 9, 2007)—Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported second quarter 2007 total revenues of $180.8 million, net income of $40.3 million and diluted earnings per share of $0.92. Six month 2007 results include total revenues of $332.9 million, net income of $72.2 million and diluted earnings per share of $1.64. Also, SMI reaffirmed its full year 2007 earnings guidance of $2.43 to $2.53 per diluted share.

Second quarter and year-to-date 2007 results as compared to 2006 were impacted by, among other factors, the following:

•	lower revenues under NASCAR’s new broadcasting rights agreement as expected;
•	higher effective income tax rates as expected;
•	postponement of a major National Hot Rod Association (NHRA) racing event at Bristol Motor Speedway from the second to the third quarter 2007 for racing surface repairs;
•	cancellation of NASCAR NEXTEL Cup Series qualifying at Texas Motor Speedway in the second quarter 2007 due to poor weather; and
•	Texas Motor Speedway hosted an International Race of Champions (IROC) racing event in the second quarter 2006 that was not held in the second quarter 2007 due to IROC Series delays.

Second Quarter Comparison

For the second quarter 2007 as compared to 2006:

•	total revenues were $180.8 million in 2007 compared to $183.3 million in 2006;
•	net income was $40.3 million in 2007 compared to $45.5 million in 2006; and
•	diluted earnings per share were $0.92 in 2007 compared to $1.03 in 2006.

Year-to-Date Comparison

For the six month 2007 period as compared to 2006:

•	total revenues were $332.9 million in 2007 compared to $334.4 million in 2006;
•	net income was $72.2 million in 2007 compared to $77.7 million in 2006; and
•	diluted earnings per share were $1.64 in 2007 compared to $1.76 in 2006.

2007 Earnings Guidance Reaffirmed

The Company reaffirmed its previous full year 2007 guidance of $2.43 to $2.53 per diluted share, assuming current industry and economic trends continue, and excluding its 50% share of Motorsports Authentics joint venture operating results, changes in its non-core businesses, capital expenditures exceeding current plans, or the impact of further increases in fuel prices, interest rates, geopolitical conflicts, poor weather surrounding events or other unforeseen factors.

2007 Second Quarter Highlights

Similar to its first quarter, SMI’s second quarter highlights include continuing record levels of corporate marketing and other event related revenues for NASCAR racing events. Although somewhat similar to or increased over last year, SMI believes high fuel prices, higher interest rates and declines in consumer spending negatively impacted admissions, concessions, souvenir merchandising and certain other event related revenues in the quarter.

Texas Motor Speedway attracted strong attendance at its NASCAR Samsung 500 NEXTEL Cup and O’Reilly 300 Busch Series racing events, and Lowe’s Motor Speedway attracted increased attendance at its Coca-Cola 600 NEXTEL Cup Series, and strong attendance at its NASCAR NEXTEL All-Star Challenge and CARQUEST Auto Parts 300 NASCAR Busch Series, racing events. Other highlights include Infineon Raceway’s Toyota/Save Mart 350 NASCAR NEXTEL Cup Series racing weekend attracting higher attendance, and Texas Motor Speedway’s Bombardier Learjet 550 IndyCar and Sam’s Town 400 NASCAR Craftsman Truck Series racing events attracting large crowds.

Stock Repurchase Program

During the six months ended June 30, 2007, the Company repurchased 130,000 shares of common stock for approximately $5.1 million under its previously announced stock repurchase program. As of June 30, 2007, the Company has repurchased a total of 889,000 shares since adoption of the program in April 2005. In February 2007, the Company’s Board of Directors increased the authorized total number of shares that can be repurchased under the program from one million to two million shares.

Other Comments

“Our second quarter 2007 results show significant increases in most event related revenue categories, with particularly strong increases in sponsorship, advertising, radio broadcasting, camping and other corporate revenues. Also, attendance was higher at Lowe’s Motor Speedway’s Coca-Cola 600 and Infineon Raceway’s Toyota/Save Mart 350 NEXTEL Cup Series racing events,” stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. “Even with high fuel prices and interest rates, SMI’s year-to-date results are reflecting higher admission and event related revenues. Those increases, along with our second quarter 2007 admissions and event related revenues, would have been even higher without Bristol Motor Speedway postponing its NHRA racing event to the third quarter 2007, or Texas Motor Speedway cancelling its NASCAR NEXTEL Cup Series qualifying racing event in the second quarter 2007 due to poor weather.”

“SMI’s 2007 motorsports business remains strong as demonstrated by our year-over-year increases in most revenue categories, except for NASCAR broadcasting revenues which declined as expected,” stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. “Also, the trends in advance ticket sales and other event related revenues continue ahead of last year. Most 2007 and 2008 event entitlement sponsorships are already contracted. Many favorable industry dynamics beginning to unfold position us for strong long-term growth visibility, such as the ongoing refinements to the NEXTEL Cup championship race, the ‘Car of Tomorrow’, widening demographics and new marketing opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries and Motorsports Authentics joint venture and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 750 radio stations nationwide. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 AM (ET) which are open to all participants. To participate in the conference call, you may dial 866-323-3540 (toll-free) or 706-679-6123 (toll). The reference number is 5696424. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 12:00 PM (ET) August 9th through 11:59 PM (ET) August 23rd. The reference number is 5696424. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data—Unaudited

For The Three and Six Months Ended June 30, 2007 and 2006

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
INCOME STATEMENT DATA	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Revenues:
Admissions	$49,309	$50,557	$105,825	$104,752
Event related revenue	63,882	60,177	112,840	104,555
NASCAR broadcasting revenue	55,775	63,730	92,677	105,850
Other operating revenue	11,798	8,810	21,598	19,238

Total Revenues	180,764	183,274	332,940	334,395

Expenses and Other:
Direct expense of events	29,675	31,380	53,984	56,484
NASCAR purse and sanction fees	37,016	39,167	63,345	66,838
Other direct operating expense	10,822	9,442	21,925	17,136
General and administrative	21,358	18,473	41,498	38,952
Depreciation and amortization	11,270	10,110	21,823	20,180
Interest expense, net	4,753	4,177	9,447	10,049
Losses on equity investees	307	226	3,761	1,445
Other expense (income), net	573	(34)	548	22

Total Expenses and Other	115,774	112,941	216,331	211,106

Income Before Income Taxes	64,990	70,333	116,609	123,289
Income Tax Provision	(24,674)	(24,843)	(44,428)	(45,570)

NET INCOME	$40,316	$45,490	$72,181	$77,719

BASIC EARNINGS PER SHARE	$0.92	$1.04	$1.65	$1.77
Weighted average shares outstanding	43,810	43,829	43,791	43,828

DILUTED EARNINGS PER SHARE	$0.92	$1.03	$1.64	$1.76
Weighted average shares outstanding	44,016	44,050	43,992	44,045

Major NASCAR-sanctioned Events Held During Period	6	6	12	12

Certain Race Schedule Changes:

•      A major National Hot Rod Association racing event at Bristol Motor Speedway was rescheduled from the second quarter 2007 to the third quarter 2007; a comparable racing event was held in the second quarter 2006.

•      NASCAR NEXTEL Cup Series qualifying and an International Race of Champions racing event at Texas Motor Speedway were not held in the second quarter 2007; comparable racing events were held in the second quarter 2006.

BALANCE SHEET DATA	6/30/2007	12/31/2006
Cash, cash equivalents and short-term investments	$154,965	$121,139
Total current assets	232,293	203,041
Property and equipment, net	1,077,370	1,054,676
Equity investments in associated entities	131,574	135,346
Goodwill and other intangible assets, net	156,058	156,122
Total assets	1,634,670	1,589,523

Deferred race event income, net	101,109	112,651
Total current liabilities	148,479	159,460
Revolving credit facility borrowings	98,438	98,438
Total long-term debt	428,450	428,482
Total liabilities	744,970	769,434
Total stockholders’ equity	889,700	820,089